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                                   EXHIBIT 99

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                         1994 EMPLOYEE STOCK OPTION PLAN


                                       OF


                            INSTEEL INDUSTRIES, INC.

              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 1, 2000)


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                       1994 EMPLOYEE STOCK OPTION PLAN OF
                            INSTEEL INDUSTRIES, INC.
              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 1, 2000)


1.       Purpose.

         The purpose of the 1994 Employee Stock Option Plan of Insteel Industries, Inc., as amended and restated (the "Plan"), is to encourage and enable selected key employees of Insteel Industries, Inc. (the "Corporation") to acquire or to increase their holdings of common stock of the Corporation (the "Common Stock") in order to promote a closer identification of their interests with those of the Corporation and its shareholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and shareholder value of the Corporation. This purpose will be carried out through the granting of incentive stock options ("Incentive Options") and nonqualified stock options ("Nonqualified Options"). Incentive Options and Nonqualified Options shall be referred to herein collectively as "Options."

2.       Administration of the Plan.

         (a) The Plan shall be administered by the Board of Directors of the Corporation (the "Board" or the "Board of Directors") or, upon its delegation, by the Executive Compensation Committee of the Board (the "Committee"). Unless the Board determines otherwise, the Committee shall be comprised solely of "non-employee directors," as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or as may otherwise be permitted under Rule 16b-3. For the purposes herein, the term "Administrator" shall refer to the Board, and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee.

         (b) Any action of the Administrator may be taken by a written instrument signed by all of the members of the Administrator and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan including, without limitation, the following: (i) to determine the individuals to receive Options, the nature of each Option as an Incentive Option or a Nonqualified Option, the times when Options shall be granted, the number of shares to be subject to each Option, the Option Price (determined in accordance with Section 6), the Option Period (determined in accordance with Section 7), the time or times when each Option shall be exercisable, and all related terms conditions, restrictions and limitations; (ii) to prescribe the form or forms of the agreements evidencing any Options granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan, the rules and regulations, and the agreements evidencing Options granted under the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Administrator also shall have authority, in its discretion, to accelerate the date that any Option which was not otherwise exercisable or vested shall become exercisable or vested in whole or in part


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without any obligation to accelerate such date with respect to any other Option granted to any recipient.

3.       Effective Date; Term of the Plan.

         The effective date of the Plan shall be September 23, 1994. The Plan was amended and restated effective February 1, 2000. Options may be granted under the Plan on or after the effective date, but not after September 22, 2004.

4.       Shares of Common Stock Subject to the Plan.

         The number of shares of Common Stock that may be issued pursuant to Options shall not exceed in the aggregate 1,500,000 shares of authorized but unissued Common Stock. The Corporation hereby reserves sufficient authorized shares to provide for the exercise of such Options. Any shares subject to an Option which, for any reason, expires or is terminated unexercised as to such shares may again be subjected to an Option granted under the Plan. If the option price of an Option is satisfied by tendering shares of Common Stock, only the number of shares issued net of the shares of Common Stock tendered shall be deemed issued for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. If there is any change in the shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or a related corporation, or if the Corporation declares a stock dividend or stock split distributable in shares of Common Stock, or if there is a change in the capital structure of the Corporation or a related corporation affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Options or to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Options.

5.       Eligibility.

         An Option may be granted only to an individual who satisfies the following eligibility requirements on the date the Option is granted:

         (a) The individual is a key employee of the Corporation or a related corporation. For this purpose, an individual shall be considered to be an "employee" only if there exists between the individual and the Corporation or a related corporation the legal and bona fide relationship of employer and employee. In determining whether such a relationship exists, the regulations of the United States Treasury Department relating to the determination of the employment relationship for the purpose of collection of income tax on wages at the source shall be applied. Also for this purpose, a "key employee" shall mean an employee of the Corporation or a related corporation whom the Administrator determines qualifies as a key employee based on the nature and extent of such employee's duties, responsibilities, personal capabilities, performance, potential or any combination of such factors.

         (b) With respect to the grant of an Incentive Option, the individual does not own, immediately before the time that the Incentive Option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or a



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related corporation; provided, that an individual owning more than ten percent
(10%) of the total combined voting power of all classes of stock of the Corporation or a related corporation may be granted an Incentive Option if the price at which such Option may be exercised is greater than or equal to 110 percent of the fair market value of the shares on the date the Option is granted and the period of the Option does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributed to him under Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code").

         (c) The individual, being otherwise eligible under this Section 5, is selected by the Administrator as an individual to whom an Option shall be granted (an "Optionee").

6.       Grant of Options; Option Price.

         Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals, in such numbers, upon such terms and conditions and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. In addition, the following provisions shall apply with respect to Options:

         (a) Option Price. The price per share of Common Stock at which an Option may be exercised (the "Option Price") shall be no less than the fair market value per share of the Common Stock on the date the Option is granted, as established by the Administrator and set forth in the terms of the agreement granting the agreement (as provided in Section 10).

                  (i) For the purposes of the Plan, the fair market value per share of the Common Stock shall be established in good faith by the Administrator and, except as may otherwise be determined by the Administrator, the fair market value shall be determined in accordance with the following provisions: (A) if the shares of Common Stock are listed for trading on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing sales price per share of the shares on the New York Stock Exchange or the American Stock Exchange (as applicable) on the date immediately preceding the date the Option is granted, or, if there is no transaction on such date, then on the trading date nearest preceding the date the Option is granted for which closing price information is available, and, provided further, if the shares are quoted on the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market but are not listed for trading on the New York Stock Exchange or the American Stock Exchange, the fair market value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system on the date immediately preceding the date the Option is granted for which such information is available; or (B) if the shares of Common Stock are not listed or reported in any of the foregoing, then the fair market value shall be determined by the Administrator in accordance with the applicable provisions of Section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations.

                  (ii) In no event shall there first become exercisable by the Optionee in any one



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         calendar year incentive stock options granted by the Corporation or any related corporation with respect to shares of Common Stock having an aggregate fair market value (determined at the time an option is granted) greater than $100,000.

         (b) Date of Grant. An Incentive Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on any later date specified by the Administrator as the effective date of the Option. A Nonqualified Option shall be considered to be granted on the date the Administrator acts to grant the Option or any other date specified by the Administrator as the date of grant of the Option.

7.       Option Period and Limitations on the Right to Exercise Options.

         (a) The period during which an Option may be exercised (the "Option Period") shall be determined by the Administrator when the Option is granted and shall extend from the date on which the Option is granted to a date not more than ten years from the date on which the Option is granted. Subject to the restriction contained in the preceding sentence and as otherwise provided in this Plan, an Option shall be exercisable on such date or dates, during such period, for such number of shares, and subject to such conditions as shall be determined by the Administrator and set forth in the agreement evidencing such Option, subject to the discretion of the Administrator to accelerate the time or times when Options may be exercised. Any Option or portion thereof not exercised before the expiration of the Option Period shall terminate.

         (b) An Option may be exercised by giving written notice to the Administrator or its designee at such time and place as the Administrator shall direct. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor, and shall be accompanied by the payment of such purchase price. Such payment shall be in the form of (i) cash; (ii) shares of Common Stock owned by the Optionee at the time of exercise and acceptable to the Administrator; or (iii) in any combination thereof; provided, that the Administrator may, in its sole and absolute discretion and subject to such terms and conditions as it deems appropriate, also permit all or a portion of the purchase price to be paid (A) with funds borrowed from the Corporation pursuant to Section 7(f); (B) with respect to Options granted on or after February 1, 2000, shares of Common Stock withheld upon exercise; (C) by delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the Option Price; or (D) by a combination of such methods. Shares tendered or withheld in payment on the exercise of an Option shall be valued at their fair market value on the date of exercise, which shall be determined in good faith by the Administrator in accordance with Section 6(a)(i) herein.

         (c) No Option shall be exercised unless the Optionee, at the time of exercise, shall have been an employee continuously since the date the Option was granted, subject to the following:

                  (i) An Option shall not be affected by any change in the terms, conditions or status of the Optionee's employment, provided that the Optionee continues to be an employee of the Corporation or a related corporation.

                  (ii) The employment relationship of an Optionee may, in the discretion of the



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         Administrator, be treated as continuing intact for any period that the
         Optionee is on military or sick leave or other bona fide leave of absence, provided that the period of such leave does not exceed 90 days, and in any event shall be treated as continuing during such period as the Optionee's right to reemployment is guaranteed either by statute or by contract. The employment relationship of an Optionee may, in the discretion of the Administrator, also be treated as continuing intact while the Optionee is not in active service because of disability; provided, that shares acquired by the Optionee pursuant to exercise of an Incentive Option shall be subject to Sections 421 and 422 of the Code only if and to the extent that such exercise occurs within twelve months less one day following the date the Optionee's employment is considered to be terminated because of such disability under Section 422. For purposes of this subparagraph (c)(ii), "disability" shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator shall determine whether an Optionee is disabled within the meaning of the Plan, and, if applicable, the date of a participant's termination of employment for any reason (the "termination date").

                  (iii) Unless an individual agreement provides otherwise, if the employment of an Optionee is terminated because of death or disability, the Option may be exercised following such termination only to the extent determined by the Administrator in its discretion; provided that such discretion may include a decision to accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the termination date. In any event, the Option must be exercised, if at all, prior to the earlier of: (A) the first anniversary of the Optionee's termination date, or (B) the close of the Option Period. In the event of the Optionee's death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

                  (iv) Unless an individual agreement provides otherwise, if the employment of an Optionee is terminated for any reason other than death, disability or, with respect to Options granted on or after February 1, 2000, for "cause" (as such term is defined in Section 7(c)(v)), his Option may be exercised only to the extent determined by the Administrator in its discretion; provided, that such discretion may include a decision to accelerate the date of exercising all or any part of the Option which was not otherwise exercisable on the Optionee's termination date. In any event, the Option must be exercised, if at all, prior to the earlier of: (A) 90 days following the Optionee's termination date, or (B) the close of the Option Period.

                  (v) With respect to Options granted on or after February 1, 2000, unless an individual agreement provides otherwise, if the employment of an Optionee is terminated for "cause," his Option shall terminate and no longer exercisable as of the Optionee's termination date. For purposes of this Section 7(c), an Optionee's termination shall be for "cause" if such termination results from the Optionee's
         (W) termination for "cause" under the terms of the Optionee's employment or other agreement with the Corporation, if any; (X) dishonesty or conviction of a crime; (Y) failure to perform his duties to the satisfaction of the



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         Corporation; or (Z) engaging in conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation. The determination of "cause" shall be made by the Administrator and its determination shall be final and conclusive.

         (d) An Optionee or his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an Option and shall not have any rights as a shareholder unless and until certificates for such shares are issued to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option shall be issued in the name of the Optionee (or his beneficiary) and distributed to the Optionee (or his beneficiary) as soon as practicable following receipt of proper notice of exercise and payment of the Option Price.

         (e) Nothing in the Plan shall confer upon the Optionee any right to continue in the employment or service of the Corporation or a related corporation, or to interfere in any way with the right of the Corporation or a related corporation to terminate the Optionee's employment or service at any time.

         (f) If an Optionee shall exercise an Option with funds borrowed from the Corporation, the Optionee shall execute a promissory note in favor of the Corporation for the amount of the Option Price borrowed. The promissory note shall provide for such repayment terms as the Administrator in its discretion shall establish; provided, that the rate of interest in effect under the promissory note shall equal or exceed the rate necessary to prevent application of the unstated interest rules under Section 483 of the Code. In addition, the Optionee shall execute an agreement assigning to the Corporation as security for the promissory note the shares acquired pursuant to the Option. The security agreement shall provide for the shares to be held by the Administrator until the promissory note is repaid in full; provided, that if Optionee shall not have repaid the promissory note in full at the time of his termination of employment with the Corporation, or if he shall otherwise be in default under the terms of such promissory note, the Administrator shall retain the number of shares needed to repay the outstanding balance on such note, and shall deliver a certificate for the remaining shares held by the Administrator to the Optionee.

8.       Nontransferability of Options.

         (a) Incentive Options shall not be transferable other than by will or the laws of intestate succession. Nonqualified Options shall not be transferable other than by will or the laws of intestate succession, except as may be permitted by the Administrator in its sole discretion in a manner consistent with the registration provisions of the Securities Act of 1933, as amended (the "Securities Act"). Except as may be permitted by the preceding sentence, an Option shall be exercisable during the Optionee's lifetime only by him or by his guardian or legal representative.

         (b) If an Optionee is subject to Section 16 of the Act, shares of Common Stock acquired upon exercise of an Option may not, without the consent of the Administrator, be disposed of by the Optionee until the expiration of six months after the date the Option was granted.

9.       Certain Definitions.



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         For purposes of the Plan, the following terms shall have the meaning indicated:

         (a) "Related corporation" means any parent, subsidiary or predecessor of the Corporation.

         (b) "Parent" or "parent corporation" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if, at the time as of which a determination is being made, each corporation other than the Corporation owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

         (c) "Subsidiary" or "subsidiary corporation" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, at the time as of which a determination is being made, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.

         (d) "Predecessor" or "predecessor corporation" means a corporation which was a party to a transaction described in Section 424(a) of the Code (or which would be so described if a substitution or assumption under that section had occurred) with the Corporation, or a corporation which is a parent or subsidiary of the Corporation, or a predecessor of any such corporation.

         (e) In general, terms used in the Plan shall, where appropriate, be given the meaning ascribed to them under the provisions of the Code applicable to incentive stock options.

10.      Stock Option Agreement.

         The grant of any Option under the Plan shall be evidenced by the execution of an agreement (an "Agreement") between the Corporation and the Optionee. Such Agreement shall set forth the date of grant of the Option, the Option Price, and the time or times when and the conditions upon the happening of which the Option shall become exercisable. Such Agreement shall also set forth the restrictions, if any, with respect to which the shares to be purchased thereunder shall be subject, and such other terms and conditions as the Administrator shall determine which are consistent with the provisions of the Plan and applicable law and regulations.

11.      Restrictions on Shares.

         The Administrator may impose such restrictions on any shares issued pursuant to the exercise of Options granted hereunder as it may deem advisable, including without limitation restrictions under the Securities Act, under the requirements of the New York Stock Exchange and under any Blue Sky or securities laws applicable to such shares. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, or take any other action, unless such issuance, delivery, transfer or other action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Administrator may cause a restrictive legend to be placed on any certificate issued pursuant to the exercise of an Option granted hereunder in such



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form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

12.      Amendment and Termination.

         The Plan and any Option granted under the Plan may be amended or terminated at any time by the Board of Directors of the Corporation; provided, that (i) approval of an amendment to the Plan by the shareholders of the Corporation shall be required to the extent, if any, that shareholder approval of such amendment is required by applicable law, rule or regulation; and (ii) such amendment or termination of an Option shall not, without the consent of a recipient of an Option, adversely affect the rights of the recipient with respect to an outstanding Option.

13.      Withholding.

         The Corporation shall withhold all required local, state and federal taxes from any amount payable in cash with respect to an Option. The Corporation shall require any recipient of an Option payable in shares of the Common Stock to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, with respect to Options granted on or after February 1, 2000, the Corporation may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any other local, state or federal income tax obligations relating to such an Option, by electing (the "election") to have the Corporation withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a fair market value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

14.      Predecessor Plan.

         As of the effective date of the Plan, no further options shall be granted under the 1985 Insteel Industries, Inc. Employee Incentive Stock Option Plan, as amended (the "Predecessor Plan"). The Predecessor Plan shall continue in effect and shall be applicable with respect to all options granted prior to the effective date under the Predecessor Plan.

15.      Section 16(b) Compliance.

         It is the intention of the Corporation that the Plan shall comply in all respects with Rule 16b-3 under the Act, and, if any Plan provision is later found not to be in compliance with Section 16 of the Act, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of it meeting the requirements of Rule 16b-3 (or successor rules applicable to the Plan). Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or Directors subject to Section 16 of the Act without so restricting, limiting or conditioning the Plan with respect to other participants.



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16.      Applicable Law.

         Except as otherwise provided herein, the Plan shall be construed and enforced according to the laws of the State of North Carolina.

17.      Change of Control.

         (a) Notwithstanding any other provision of the Plan to the contrary, in the event of a change of control (as defined in Section 17(c) herein), all options outstanding as of the date of such change of control shall become fully exercisable, whether or not then otherwise exercisable.

         (b) Notwithstanding the foregoing, in the event of a merger, share exchange, reorganization or other business combination affecting the Corporation or a related corporation, the Administrator may, in its sole and absolute discretion, determine that any or all options granted pursuant to the Plan shall not vest or become exercisable on an accelerated basis, if the Corporation or the board of directors of the surviving or acquiring corporation, as the case may be, shall have taken such action, including but not limited to the assumption of options granted under the Plan or the grant of substitute awards (in either case, with substantially similar terms as options granted under the Plan), as in the opinion of the Administrator is equitable or appropriate to protect the rights and interests of participants under the Plan. For the purposes herein, if the Committee is acting as the Administrator authorized to make the determinations provided for in this Section 17(b), the Committee shall be appointed by the Board of Directors, two-thirds of the members of which shall have been directors of the Corporation prior to the merger, share exchange, reorganization or other business combinations affecting the Corporation or a related corporation.

         (c) For the purposes herein, a "change of control" shall be deemed to have occurred on the earliest of the following dates:

                  (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of the outstanding Common Stock of the Corporation;

                  (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation, in which the Corporation is not the continuing or surviving corporation or pursuant to which any shares of Common Stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger or consolidation of the Corporation in which holders of Common Stock immediately prior to the merger or consolidation have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of all or substantially all the assets of the Corporation; or

                  (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a 12-month period unless the nomination for election by the Corporation's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month



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         period.

         (For purposes herein, the term "person" shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof, and the term "beneficial owner" shall have the meaning given the term in Rule 13d-3 under the Exchange Act.)



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         IN WITNESS WHEREOF, this Employee Stock Option Plan, as amended and restated, has been executed in behalf of the Corporation as of the 1st day of February, 2000.

                                               INSTEEL INDUSTRIES, INC.


                                               By:   /s/ H. O. Woltz III
                                                     ---------------------------
                                                     Chief Executive Officer
Attest:


/s/ Gary D. Kniskern
------------------------
Secretary

[Corporate Seal]



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